Exhibit 99

For Immediate Release

NORTHWEST AIRLINES NAMES DOUG STEENLAND

CHIEF EXECUTIVE OFFICER

Current CEO Anderson Resigns to Join UnitedHealth Grouptm

EAGAN, MINN. — (October 1, 2004) — Northwest Airlines Corporation (NASDAQ: NWAC) today announced that its board of directors has elected Douglas M. Steenland, age 53, Northwest’s current president, to the additional position of chief executive officer, effective immediately.

Richard H. Anderson, age 49, who has been chief executive officer since 2001, has informed the board that he will become executive vice president of UnitedHealth Group (NYSE: UNH) on November 1.

Anderson will remain on the Northwest board.

“For the past three years, Doug Steenland and Richard Anderson have led this company through the most difficult period in the history of the airline industry,” said Gary L. Wilson, Northwest’s chairman.  “Together, they set the strategic direction of the company, which has positioned Northwest as the strongest of the legacy carriers.  They developed and implemented a strategy which has produced superior operating performance, aggressive cost containment, and prudent long-term investments in the business. They also put together a first-rate management team which is well prepared to continue to drive this strategy.”

“The board of directors is very pleased that Doug, who has been our president since 2001 and a key member of the Northwest senior management team since 1991, will continue to lead the company.  His in-depth knowledge of all areas of the global airline industry, his expertise in major strategic areas and his outstanding leadership skills will be a powerful asset as we continue our drive to return the company to profitability.”

“We are extremely grateful to Richard for his many contributions to Northwest, especially in the areas of operational excellence, airport and fleet renewal, and the use of technology.  We wish him much success as he applies his many strengths to a new industry at UnitedHealth Group,” Wilson added.

“It is a privilege to lead Northwest’s 39,000 employees at this important time for our company,” Steenland said.  “Despite the increasingly challenging environment, we have accomplished much together: excellent operating performance, a significant revenue premium, industry-leading liquidity, and a global network, recently enhanced by our membership in SkyTeam.  With our very experienced management team, I intend to follow our proven strategy, working with our employees to achieve a competitive cost structure and building Northwest for long-term success.”

“My proudest accomplishment at Northwest has been working with the best employees in the airline industry,” Anderson said. “This company has a long track record of dealing with challenges and finding ways to succeed.  Under Doug’s proven leadership, I know Northwest’s people will continue to run a great airline, put customers first, and secure the future of Northwest.”

Steenland, who joined Northwest in 1991 as vice president, deputy general counsel, is currently responsible for the following areas:  alliances, where he oversees the company’s relationships with its 16 airline partners, as well as the SkyTeam alliance; government affairs, which includes legislative, executive branch, and regulatory issues; labor relations, which includes all relations with the company’s seven unions, as well as the negotiations and administration of the company’s collective bargaining agreements; human resources; corporate and brand communications, which includes advertising, media relations and employee communications; and legal affairs.  He is also chairman and chief executive officer of Northwest Airlines Cargo, Inc., the number two trans-Pacific cargo airline.

Prior to joining Northwest, Steenland was a senior partner at the Washington, D.C., law firm of Verner, Liipfert, Bernhard and Hand.

Steenland was graduated in 1976 with highest honors from the National Law Center at George Washington University. He is a member of the board of directors of Northwest Airlines, MAIR Holdings, Inc., The Guthrie Theater and The Minnesota Symphony Orchestra.

Organizational Changes

Key executive appointments made in connection with the naming of the new CEO are as follows:

- Tim Griffin, executive vice president of marketing and distribution, will assume additional responsibility for sales and customer relations and becomes executive vice president marketing and sales.

- Phil Haan, executive vice president responsible for international and information services, will assume additional responsibility for alliances, in-flight services and cargo.

- Bernie Han will continue as executive vice president and chief financial officer.

- Andy Roberts, currently senior vice president-technical operations, will become executive vice president-operations with responsibility for technical operations, engineering, flight operations/systems operations control, customer service and materials management.

All of these executives will report directly to Steenland.

Northwest Airlines is the world’s fifth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo, and Amsterdam, and approximately 1,500 daily departures. Northwest is a member of SkyTeam, a global airline alliance partnership with Aeroméxico, Air France, Alitalia, Continental Airlines, CSA Czech Airlines, Delta Air Lines, KLM Royal Dutch Airlines, and Korean Air. SkyTeam offers customers one of the world’s most extensive global networks. Northwest and its travel partners serve more than 900 cities in more than 160 countries on six continents. In 2003, consumers from throughout the world recognized Northwest’s efforts to make travel easier. Northwest’s WorldPerks program was named the most popular North American frequent flyer program by readers of TIME Asia in the 2003 TIME Readers’ Travel Choice Awards. A 2003 J.D. Power and Associate study of airports ranked Minneapolis/St. Paul and Detroit, home to Northwest’s two largest hubs, in second and fourth place among large domestic airports in overall customer satisfaction.

For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.